Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended March 31, 2008
Pre-tax Earnings Up 24.4%
Earnings per Share Increase 16.2%
     MILWAUKEE—April 21, 2008—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the first quarter of 2008 rose 16.2% to 43 cents, compared to 37 cents in the prior year’s comparable period. Revenue reached a record level of $307.4 million, up 7.8% from the first quarter of 2007. Foreign currency translation had a favorable impact on revenue of 6% in the quarter. First quarter 2008 operating income increased 15.8% on higher sales and improved margins.
     Cash provided by operating activities in the first quarter rose to $9.7 million, compared to $5.1 million in the prior year’s comparable period.
     “For the first quarter, we reported record revenue and our ninth consecutive quarter of strong earnings growth,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “We see favorable pricing and growth in several key product lines, and we expect our strong performance to continue throughout the year.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record first quarter revenue and operating income. Revenue for the quarter increased 8.1% to $195.2 million, compared to $180.5 million in last year’s comparable period. Quarterly operating income was up 13.2% to $28.8 million, compared to $25.4 million in the first quarter of 2007. Group revenue in the quarter benefited from favorable foreign currency translation and improved pricing. Quarterly
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Sensient Technologies Corporation	Page 2
Earnings Release — First Quarter Ended March 31, 2008
April 21, 2008
operating income rose on the higher sales and on continued improvements in the profitability of the group’s European operations. Group operating margins improved 70 basis points to 14.8%.
     The Color Group’s first quarter revenue reached an all-time record level of $102.8 million, an increase of 6.8%, compared to $96.2 million in last year’s comparable period. Operating income for the quarter was up 8.1% to $18.5 million, compared to $17.1 million reported in the first quarter of 2007. Color Group revenue in the quarter reflects favorable foreign currency translation and improved pricing. Quarterly operating income rose as a result of the higher sales and improved product mix. Group operating margins improved 20 basis points to 18.0%.
2008 OUTLOOK
     Sensient has increased its 2008 diluted earnings per share guidance to be within a range of $1.77 to $1.80. The previous range for guidance had been between $1.74 and $1.78.
CONFERENCE CALL
     The company will host a conference call to discuss its 2008 first quarter financial results at 10:00 a.m. CDT on Monday, April 21, 2008. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on April 21, 2008, through midnight on April 28, 2008, by calling (706) 645-9291 and referring to conference identification number 42992654. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the
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Sensient Technologies Corporation	Page 3
Earnings Release — First Quarter Ended March 31, 2008
April 21, 2008
factors noted in this press release and in the Risk Factors and Management’s Discussion and Analysis sections in our most recently filed annual report on Form 10-K for the year ended December 31, 2007. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings

	Three Months Ended March 31,
	2008	2007	% Change
Revenue	$307,419	$285,268	7.8%

Cost of products sold	211,777	199,120	6.4%
Selling and administrative expenses	56,009	51,936	7.8%

Operating income	39,633	34,212	15.8%
Interest expense	8,578	9,252

Earnings before income taxes	31,055	24,960	24.4%
Income taxes	10,378	7,614

Net earnings	$20,677	$17,346	19.2%

Earnings per common share:
Basic	$0.44	$0.37	18.9%

Diluted	$0.43	$0.37	16.2%

Average common shares outstanding:
Basic	47,299	46,402	1.9%

Diluted	47,806	46,909	1.9%

Results by Segment

	Three Months Ended March 31,
	2008	2007	% Change
Revenue
Flavors & Fragrances	$195,203	$180,513	8.1%
Color	102,771	96,192	6.8%
Corporate & Other *	18,591	16,144	15.2%
Intersegment elimination	(9,146)	(7,581)	20.6%

Consolidated	$307,419	$285,268	7.8%

Operating Income
Flavors & Fragrances	$28,795	$25,437	13.2%
Color	18,505	17,113	8.1%
Corporate & Other *	(7,667)	(8,338)	-8.0%

Consolidated	$39,633	$34,212	15.8%

*	Corporate & Other contains the Company’s Asia Pacific and China operations as well as certain unallocated corporate expenses. Prior to the first quarter of 2008, the results of the Company’s business in China were reported as part of the Flavors & Fragrances Group. Results for 2007 have been restated to reflect this change.
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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)
Consolidated Condensed Balance Sheets
March 31,

	2008	2007
Current assets	$649,502	$568,516
Goodwill and intangibles (net)	508,466	464,649
Property, plant and equipment (net)	430,138	387,419
Other assets	45,186	47,924

Total Assets	$1,633,292	$1,468,508

Current liabilities	$239,858	$251,698
Long-term debt	459,255	437,012
Accrued employee and retiree benefits	45,573	45,263
Other liabilities	28,131	16,921
Shareholders’ equity	860,475	717,614

Total Liabilities and Shareholders’ Equity	$1,633,292	$1,468,508

Consolidated Statements of Cash Flows
Three Months Ended March 31,

	2008	2007
Net cash provided by operating activities	$9,734	$5,095

Cash flows from investing activities:
Acquisition of property, plant and equipment	(12,113)	(6,827)
Proceeds from sale of assets	23	1,418
Other investing activity	1,462	252

Net cash used in investing activities	(10,628)	(5,157)

Cash flows from financing activities:
Proceeds from additional borrowings	9,052	24,679
Debt payments	(3,071)	(19,744)
Dividends paid	(8,587)	(7,481)
Proceeds from options exercised and other	5,478	2,514

Net cash provided by (used in) financing activities	2,872	(32)

Effect of exchange rate changes on cash and cash equivalents	308	(14)

Net increase (decrease) in cash and cash equivalents	2,286	(108)
Cash and cash equivalents at beginning of period	10,522	5,035

Cash and cash equivalents at end of period	$12,808	$4,927

Supplemental Information
Three Months Ended March 31,

	2008	2007
Depreciation and amortization	$11,483	$11,201

Dividends per share	$0.18	$0.16